Exhibit 1.01

CONFLICT MINERALS REPORT

Reporting Period from January 1 to December 31, 2015

LENNOX INTERNATIONAL INC.

For purposes of this Report, “Conflict Minerals” is used as defined in Section 13(p)(5) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the “DRC” means the Democratic Republic of the Congo or an adjoining country and “DRC conflict free” is used as defined in Section 13(p)(1)(A)(ii) of the Exchange Act, “Registrant” includes Lennox International Inc. and its consolidated subsidiaries and the “EICC-GeSI” means Electronic Industry Citizenship Coalition, Incorporated and its Global e-Sustainability Initiative; the Initiative was renamed the “Conflict-Free Sourcing Initiative” (CFSI) in 2014.

I. Framework for Reasonable Country of Origin Inquiry (“RCOI”):

During 2013, the Registrant adopted a process regarding Conflict Minerals in its Products (as defined below) which was generally based on the Framework for Risk-Based Due Diligence in the Mineral Supply Chain from the Organization for Economic Co-Operation and Development, Second Edition.

The Registrant then established, in 2013, a methodology, based on the EICC-GeSI due diligence protocol, in order to try to determine the source and chain of custody for any Conflict Minerals which were believed necessary to the functionality or production of a product manufactured by the Registrant or a product contracted by the Registrant to be manufactured, which include furnaces, air conditioners, air handlers, heat pumps, display cases, unit coolers, condensing units and controls (the “Products”). The Registrant also adopted a procedure to report on its related due diligence activities.

The process, methodology, and procedure described in the prior paragraphs were used by the Registrant for products manufactured by the Registrant in 2015 and products contracted by the Registrant to be manufactured by the Registrant in 2015.

The Registrant does not purchase columbite-tantalite, cassiterite, wolframite, tin, tantalum, tungsten or gold directly from smelters or mines. Additionally, the Registrant’s standard purchase order terms require suppliers to comply with all applicable laws. The Registrant also is committed to increasing transparency in its supply chain regarding the origin and traceability of Conflict Minerals.

II. RCOI and Due Diligence:

(1). As part of the Registrant’s RCOI and due diligence activities, employees of the Registrant’s global sourcing group identified 219 suppliers in its centralized Business Warehouse spend database of goods in 2015 that (i) were believed to possibly include Conflict Minerals and (ii) were used in the production of a Product under product manufacturing and contract manufacturing arrangements. These suppliers were believed by such employees to represent over 95% of the Registrant’s spending for goods from suppliers in such database under such arrangements during the first three quarters of 2015.

(2) The Registrant sent letters in early 2016 to the 219 suppliers described in (1) above, requesting them to utilize CFSI resources to (i) determine whether they supplied the Registrant with Conflict Minerals or goods containing Conflict Minerals; (ii) identify smelters in their supply chain that supply Conflict Minerals; (iii) determine whether those identified smelters are certified to be DRC conflict free; and (iv) download, complete, and return the CFSI Reporting Template to the Registrant (the “Conflict Mineral notification”).

(3). The Registrant later sent follow-up emails in March 2016 to the suppliers described in (2) who had not responded, in order to remind these non-responders to respond to the Conflict Mineral notification or to verify earlier responses.

(4). In total, 87 suppliers of the suppliers described in (1) above declared that they did not supply the Registrant with goods containing Conflict Minerals, with most utilizing the requested CFSI resources. Most of the others who responded indicated that they were still conducting their evaluation.

III. Product Description:

The facilities used to process the necessary Conflict Minerals for the Products are not currently known based on the responses received by the Registrant in its RCOI and due diligence efforts.

The countries of origin of the necessary Conflict Minerals for the Products are not currently known based on the responses received by the Registrant in its RCOI and due diligence efforts.

IV. Additional Information:

This Report was not subjected to an independent private sector audit, as such audit was not required. The statements above are based on the information available at the time this Report was prepared, and a number of factors may change this information.

The activities described above are continuing, and after December 31, 2015, the Registrant has continued to follow up with the suppliers described in II above and to verify any responses from those suppliers.